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                                                                    EXhibit 4(b)
                                                         [LOGO OF ZURICH KEMPER]

Kemper Investors Life Insurance Company
A Stock Life Insurance Company
1 Kemper Drive
Long Grove, Illinois 60049-0001


RIGHT TO CANCEL - FREE LOOK PROVISION - At any time within 10 days of receiving this Certificate you may return it to us or to the representative through whom it was purchased. All Purchase Payments allocated to the Fixed Account plus the Separate Account Certificate Value plus Market Adjusted Values computed at the end of the valuation period following Our receipt of this Certificate will then be refunded within 10 days, after deduction of any applicable Purchase Payment value credit and the interest and investment experience related to any Purchase Payment value credit.

This Certificate is issued pursuant to the terms of the Master Policy number K10002 issued by Kemper Investors Life Insurance Company.

We agree to pay an Annuity to the Payee provided the Annuitant is living and this Certificate is in force on the Annuity Date.

We further agree to pay the death benefit prior to the Annuity Date upon the death of an Owner when a death benefit is payable. Payment will be made upon Our receipt of due proof of death and the return of this Certificate.

This Certificate is not the insurance contract and does not amend, extend or alter the coverage afforded under the Master Policy. The Certificate summarizes the applicable principal provisions of the Master Policy, which alone constitutes the entire contract between the Company and the Master Policyholder.

This Certificate constitutes evidence of coverage under the Master Policy if We have received the Owner's application and initial Purchase Payment. The benefits and provisions described on the following pages are subject in all respects to the terms and conditions of the Master Policy.

Signed for Kemper Investors Life Insurance Company ("KILIC0") at its home office in Long Grove, Illinois.



             /s/ Debra P. Rezabek               /s/ Gale K. Caruso

                 Secretary                          President

GROUP FLEXIBLE PREMIUM MODIFIED GUARANTEED, FIXED AND VARIABLE DEFERRED ANNUITY CERTIFICATE

NON-PARTICIPATING

BENEFITS, PAYMENTS AND VALUES PROVIDED BY THE CERTIFICATE, WHEN BASED UPON THE INVESTMENT EXPERIENCE OF THE SUBACCOUNTS, ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT. REFER TO THE VARIABLE ACCOUNT AND ANNUITY PERIOD PROVISIONS FOR A DETERMINATION OF ANY VARIABLE BENEFITS.

BENEFITS, PAYMENTS AND VALUES PROVIDED BY THE CERTIFICATE, WHEN BASED ON GUARANTEE PERIOD VALUES, MAY INCREASE OR DECREASE IN ACCORDANCE WITH THE MARKET VALUE ADJUSTMENT FORMULA STATED IN THE CERTIFICATE SCHEDULE.

READ YOUR CERTIFICATE CAREFULLY.

Form No. L-8716



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                                      Index
                                                                      Page

ANNUITY OPTION TABLE                                         Follows Page 16

ANNUITY PERIOD PROVISIONS                                             11-16
     Election of Annuity Option                                          11
     Annuity Options                                                  12-13
     Transfers During the Annuity Period                              14-16

CERTIFICATE SCHEDULE                              Follows Table of Contents

DEATH BENEFIT PROVISIONS                                               9-11
     Amount Payable Upon Death                                            9
     Payment Of Death Benefits                                           10

DEFINITIONS                                                             1-2

ENDORSEMENTS, if any                              Follows Annuity Option Table

FIXED ACCOUNT PROVISIONS                                                  5
     Fixed Account Certificate Value                                      5

GENERAL PROVISIONS                                                        3
     The Contract                                                         3
     Incontestibility                                                     3
     Assignment                                                           3
     Reports                                                              3
     Premium Taxes                                                        4

GUARANTEE PERIOD PROVISIONS                                             5-6
     Guarantee Period Value                                               6

MARKET VALUE ADJUSTMENT PROVISION                                         6

OWNERSHIP PROVISIONS                                                      4
     Owner of Certificate                                                 4
     Change of Ownership                                                  4
     Beneficiary                                                          4

PURCHASE PAYMENT PROVISIONS                                               5

TRANSFER AND WITHDRAWAL PROVISIONS                                      8-9
Transfers During the Accumulation Period                                  8
Withdrawals During the Accumulation Period                                8
Withdrawal Charges                                                        8
Transfer and Withdrawal Procedures                                        9
Deferment of Withdrawal or Transfer                                       9


VARIABLE ACCOUNT PROVISIONS                                             6-7
Separate Account                                                          6
Liabilities of Separate Account                                           6
Separate Account Contract Value                                           6
Subaccounts                                                               6
Fund                                                                      7
Rights Reserved by the Company                                            7
Accumulation Unit Value                                                   7
Investment Experience Factor                                              7
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DEFINITIONS         ACCUMULATED GUARANTEE PERIOD VALUE - The sum of the
                    Guarantee Period Values.

                    ACCUMULATED PERIOD - The period between the Issue Date and the Annuity Date.

                    ACCUMULATION UNIT - An accounting unit of measure used to calculate the value of each Subaccount. Each Subaccount will have an Accumulation Unit for each combination of charges.

                    ADMINISTRATION CHARGE - A charge deducted in the calculation of the Accumulation Unit Value and the Annuity Unit Value for a portion of Our administrative costs.

                    AGE - The attained Age.

                    ANNIVERSARY VALUE - The Certificate Value calculated on each Certificate Anniversary during the Accumulation Period.

                    ANNUITANT - The person during whose lifetime the Annuity is to be paid. Joint Annuitants may be named under Non-qualified Certificates and any reference to Annuitant shall include joint Annuitants.

                    ANNUITY - A series of payments paid in accordance with this Certificate which begins on the Annuity Date.

                    ANNUITY DATE - The date on which this Certificate matures and Annuity payments begin. The original Annuity Date is stated in the Certificate Schedule. It must be at least two years from the Issue Date and no later than the maximum Age at annuitization as stated in the Certificate Schedule.
                    The Annuity Date can be changed, but not beyond the maximum age.

                    ANNUITY PERIOD - The period that starts on the Annuity Date.

                    ANNUITY UNIT - An accounting unit of measure used to calculate the amount of Variable Annuity payments after the first Annuity payment.

                    CERTIFICATE - An individual Certificate which We issue to You as evidence of the rights and benefits under the Master Policy.

                    CERTIFICATE ANNIVERSARY - An anniversary of the Issue Date

                    CERTIFICATE OWNER, OR OWNER - See "You, Your, Yours" below

                    CERTIFICATE VALUE - The sum of the Fixed Account Certificate Value plus the Separate Account Certificate Value plus the Accumulated Guarantee Period Value.

                    CERTIFICATE YEAR - A one year period starting on the Issue Date and successive Certificate Anniversaries.

                    DEBT - The principal of any outstanding loan plus any accrued interest. Loans are available under certain Qualified Plans.

                    FIXED ACCOUNT - The General Account of KILICO to which an Owner may allocate all or a portion of Purchase Payments or Certificate Value.

                    FIXED ACCOUNT CERTIFICATE VALUE - The Fixed Account Certificate Value is the value of amounts allocated under the Certificate to the Fixed Account.

                    FIXED ANNUITY - An Annuity payment plan that does not vary as to dollar amount with investment experience.

                    FUND - An investment company or separate series thereof, in which the Subaccounts of the Separate Account invest.

                    GENERAL ACCOUNT - Our assets other than those allocated to the Separate Account, the non-unitized separate account or any other separate account.

                                                                          Page 1
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                                                                          Page 2


DEFINITIONS (continued)  GUARANTEE PERIOD - A period of time during which an amount is to be credited with a guaranteed interest rate, subject to a Market Value Adjustment prior to the end of the Guarantee Period. The Guarantee Periods initially offered are stated in the Certificate Schedule.

                         GUARANTEE PERIOD VALUE - The (1) Purchase Payment allocated or amount transferred to a Guarantee Period; plus (2) interest credited; minus (3) withdrawals, previously assessed withdrawal charges and transfers; adjusted for (4) any applicable Market Value Adjustment previously made.

                         ISSUE DATE - The Issue Date stated in the Certificate Schedule.

                         MARKET ADJUSTED VALUE - A Guarantee Period Value adjusted by the Market Value Adjustment formula prior to the end of a Guarantee Period.

                         MARKET VALUE ADJUSTMENT - An adjustment of Guarantee Period Values in accordance with the Market Value Adjustment formula prior to the end of the Guarantee Period. The adjustment reflects the change in the value of the Guarantee Period Value due to changes in interest rates since the date the Guarantee Period commenced. The Market Value Adjustment formula is stated in the Certificate Schedule.

                         MORTALITY AND EXPENSE RISK CHARGE - A charge deducted in the calculation of the Accumulation Unit value and the Annuity Unit value. It is for Our assumption of mortality risks and expense guarantees. This charge is shown in the Certificate Schedule.

                         NONQUALIFIED - This Certificate Issued other than as a Qualified Plan.

                         PAYEE - A recipient of periodic payments under the Certificate.

                         PURCHASE PAYMENTS - The dollar amount We receive in U.S. currency to buy the benefits this Certificate provides.

                         QUALIFIED PLAN - A Certificate issued under a retirement plan which qualifies for favorable income tax treatment under Section 401, 403, 408, 408A, or 457 of the Internal Revenue Code is amended.

                         If this Certificate is issued under a Qualified Plan additional provisions may apply. The rider or amendment to this Certificate used to qualify it under the applicable section of the Internal Revenue Code will indicate the extent of change in the provisions.

                         RECORDS MAINTENANCE CHARGE - A charge assessed against Your Certificate as specified in the Certificate Schedule.

                         SEPARATE ACCOUNT - A unit investment trust registered with the Securities and Exchange Commission under the Investment Company Act of 1940 known as the KILICO Variable Annuity Separate Account.

                         SEPARATE ACCOUNT CERTIFICATE VALUE - The sum of the Subaccount Values of this Certificate on a Valuation Date.

                         SUBACCOUNTS - The subdivisions of the Separate Account, the assets of which consist solely of shares of the corresponding portfolio.

                         SUBACCOUNT VALUE - The value of your interest in each Subaccount.

                         VALUATION DATE - Each business day that applicable law requires that We value the assets of the Separate Account. Currently this is each day that the New York Stock Exchange is open for trading.

                         VALUATION PERIOD - The period that starts at the close of a Valuation Date and ends at the close of the next succeeding Valuation Date.







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DEFINITIONS (continued)       VARIABLE ANNUITY - An Annuity payment plan which
                              varies as to dollar amount because of Subaccount investment experience.

                              WE, OUR, US - Kemper Investors Life Insurance Company, Long Grove, Illinois.

                              YOU, YOUR, YOURS - The party(s) named as Owner unless later changed as provided in this Certificate. Under a Nonqualified Certificate when more than one person is named as Owner, the terms "You," "Your," "Yours," means joint Owners. The Owner may be changed during the lifetime of the Owner and prior to the Annuity Date. The Owner, prior to distribution of any death benefit, has the exclusive right to exercise every option and right conferred by this Certificate.

GENERAL PROVISIONS

The Entire Contract           The Master Policy, Master Policy Application, any
                              written application attached to the Certificate, and any endorsements and riders constitute the entire contract between the parties.


Modification of Contract      Only Our president, secretary and assistant
                              secretaries have the power to approve a change or waive any provisions of the Master Policy or this Certificate. Any such modifications must be in writing. No agent or person other than the officers named has the authority to change or waive the provisions of the Master Policy or this Certificate.

                              Upon notice to You, this Certificate may be modified by Us as is necessary to comply with any law or regulation issued by a governmental agency to which We or the Separate Account is subject or as is necessary to assure continued qualification of this Certificate under the Internal Revenue Code or other laws relating to retirement plans or Annuities or as otherwise may be in Your best interest. In the event of a modification. We may make appropriate endorsement to this Certificate and We will obtain all required regulatory approvals.

Certificates                  We will issue an individual Certificate to each
                              Owner as evidence of his or her rights and benefits under the Master Policy.

Incontestability              We cannot contest this Certificate after it had
                              been in force for two years from the Issue Date.

Change of Annuity Date        You may write to Us prior to distribution of a
                              death benefit or the first Annuity payment date and request a change or the Annuity Date. The new
                              Annuity Date must not be earlier than two years from the Issue Date or beyond the maximum Annuity
                              Date as stated in the Certificate Schedule.

Assignment                    No assignment under the Certificate is binding
                              unless We receive it in writing. We assume no responsibility for the validity or sufficiency of any assignment. Once filed, the rights of the Owner, Annuitant and beneficiary are subject to the assignment. Any claim is subject to proof of interest of the assignee.

Due Proof of Death            We must receive written proof of death of the
                              Owner when a death benefit is payable. The proof may be a certified death certificate, the written statement of a physician, or any other proof satisfactory to Us.

Reserves, Certificate Values  All reserves are equal to or greater than those
and Death Benefits            required by statute. Any available Certificate
                              Value and death benefit are not less than the minimum benefits required by the statutes of the state in which the Certificate is delivered.

Non-Participating             The Certificate does not pay dividends. It will
                              not share in Our surplus or earnings.

Reports At least once each Certificate Year We will send You a statement showing Purchase Payments received, interest credited, investment experience, and charges made since the last report, as well as any other information required by statute.

                                                                          Page 3
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                                                                          Page 4
GENERAL PROVISIONS (continued)

Premium Taxes              We will make a deduction for state or local premium
                           taxes in certain situations. On any Certificate subject to premium tax, the tax will be deducted from: (a) the Certificate Value upon total withdrawal; (b) from the total Certificate Value applied to an Annuity option at the time Annuity payments start.

Creditors                  The proceeds of the Certificate and any payment under
                           an Annuity option will be exempt from the claim of creditors and from legal process to the extent permitted by law.


OWNER, BENEFICIARY AND ANNUITANT PROVISIONS

Owner Before the Annuity Date or any distribution of death benefit, You have the right to cancel or amend this Certificate if We agree. You may exercise every option and right conferred by the Certificate including the right of assignment. The joint Owners must agree to any change if more than one Owner is named.

Change of Ownership        Prior to the Annuity Date, You may change the
                           Certificate Owner by written request at any time while the Owner is alive. You must furnish information sufficient to clearly identify the new
                           Owner to Us. The change is subject to any existing assignment of this Certificate. When We record the effective date of the change, it will be the date the notice was signed except for action taken by Us prior to receiving the request. Any change is subject to the payment of any proceeds. We may require You to return this Certificate to Us for endorsement of a change.

Beneficiary Designation    A beneficiary must be designated initially. You may
and Change of Beneficiary  change the beneficiary if You send Us written notice in a form acceptable to Us. Changes are subject to the following conditions:

                           1. The change must be filed while You are alive and prior to the Annuity Date;

                           2. This Certificate must be in force at the time You file a change;

                           3. Such change must not be prohibited by the terms of an existing assignment, beneficiary designation or other restriction;

                           4. After We receive the change, it will take effect on the date the written notice was signed. However, any action taken by Us before the change form was received will remain in effect; and

                           5. The request for change must provide information sufficient to identify the new beneficiary.

                           6. Surviving joint Owners are the beneficiaries of any death benefit resulting from the death of a joint Owner. The designation of a beneficiary other than the Owners shall be void.

                           We may require You to return this Certificate for endorsement of a change.

Death of Beneficiary       The interest of a beneficiary who dies before the
                           distribution of the death benefit will pass to the other beneficiaries, if any, share and share alike, unless otherwise provided in the beneficiary designation. If no beneficiary survives or is named, the distribution will be made to Your estate when You die. If a beneficiary dies within ten days of the date of Your death, the death benefit will be paid as if You had survived the beneficiary.


















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Annuitant          The Annuitant is shown in the Certificate Schedule. Prior to the Annuity Date, an Annuitant may be replaced or added unless the Owner is a non-natural person. At all times there must be at least one Annuitant. If the Annuitant dies, the youngest Owner will become the new Annuitant unless a new Annuitant is otherwise named. Upon the death of an Annuitant prior to the Annuity Date, a Death Benefit is not paid unless the Owner is a non-natural person.

PURCHASE PAYMENT PROVISIONS

Purchase Payment   The minimum and maximum initial and subsequent Purchase
Limitations        Payment limits are shown in the Certificate Schedule.

                   The minimum initial allocation or transfer to a Guarantee Period, Fixed Account, or to a Subaccount is shown in the Certificate Schedule.

Place of Payment   All Purchase Payments under this Certificate must be paid to
                   Us at Our home office or such other location as We may select. We will notify You and any other interested parties in writing of such other locations. Purchase Payments received by an agent will not be considered received by Us.

FIXED ACCOUNT PROVISIONS

Fixed Account      The Fixed Account Certificate Value includes:
Certificate Value
                   1. Your Purchase Payments allocated to the Fixed Account;
                      plus
                   2. amounts transferred from a Subaccount or Guarantee Period to the Fixed Account at Your request; plus
                   3. interest credited; minus
                   4. withdrawals, previously assessed withdrawal charges and transfers from the Fixed Account, minus
                   5. any applicable portion of the Records Maintenance Charge.

                   In determining the amount of interest credited, the interest rate will be adjusted for the cost of any riders listed in Your Certificate Schedule but never below the minimum guaranteed interest rate stated in the Certificate Schedule.

                   The initial Fixed Account interest rate credited to the initial Purchase Payment is in effect through the end of the interest rate period and is shown in the Certificate Schedule. At the beginning of each subsequent interest rate period shown in the Certificate Schedule, We will declare the Fixed Account interest rate applicable to the initial Purchase Payment for each such subsequent interest rate period.

                   We will declare the Fixed Account interest rate with respect to each subsequent Purchase Payment or transfer received. Any such Purchase Payment or transfer We receive will be credited that rate through the end of the interest rate period shown in the Certificate Schedule. At the beginning of each subsequent interest rate period, We will declare the Fixed Account interest rate applicable to each subsequent Purchase Payment or transfer for such interest rate period.

                   We reserve the right to declare the Fixed Account current interest rate(s) based upon the Issue Date, the date We receive a Purchase Payment and or the date of account transfer.

                   Adding, deleting or modifying a rider will result in a change to the interest rate we credit to the Fixed Account but never below the minimum guaranteed interest rate stated in the Certificate Schedule.

                   We calculate the interest credited to the Fixed Account by compounding daily, at daily interest rates, rates that would produce at the end of the Certificate Year a result identical to the one produced by applying an annual interest rate.

                   The minimum guaranteed Fixed Account interest rate is shown in the Certificate Schedule.

                                                                          Page 5
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GUARANTEE PERIOD PROVISIONS

Guarantee Period         We hold all amounts allocated to a Guarantee Period in
                         a non-unitized separate account. The assets of this Separate Account equal to the reserves and other liabilities of this Separate Account will not be charged with liabilities arising out of any other business we may conduct. The initial Guarantee Periods available under the Certificate are shown in the Certificate Schedule.

Guarantee Period Value   On any Valuation Date, the Guarantee Period Value
                         includes:

                         1. Your Purchase Payments allocated to the Guarantee Period; plus

                         2. amounts transferred to the Guarantee Period at Your request; plus

                         3.   interest credited; minus

                         4. withdrawals, previously assessed withdrawal charges and transfers from the Guarantee Period; minus

                         5. any applicable portion of the Records Maintenance Charge; adjusted for

                         6. any applicable Market Value Adjustment previously made.

                         In determining the amount of interest credited, the interest rate will be adjusted for the cost of any riders listed in your Certificate Schedule.

                         The Guarantee Period(s) initially elected and the interest rate(s) initially credited are shown in the Certificate Schedule. The initial interest rate credited to subsequent Purchase Payments or transfers will be declared at the time the payment is received. At the end of a Guarantee Period, We will declare a guaranteed interest rate applicable for the next subsequent Guarantee Period.

                         We calculate the interest credited to the Guarantee Period Value by compounding daily, at daily interest rates, rates which would produce at the end of a Certificate Year a result identical to the one produced by applying an annual interest rate.

                         Adding, deleting or modifying a rider will result in a change to the interest rate we credit to the Guarantee Period.

Market Value             The Market Value Adjustment formula is stated in the
Adjustment               Certificate Schedule. This formula is applicable for
                         both an upward or downward adjustment to a Guarantee
                         Period Value when, prior to the end of a Guarantee
                         Period, such value is:

                         1. taken as a total or partial withdrawal;

                         2. applied to purchase an Annuity option; or

                         3. transferred to another Guarantee Period, the Fixed
                            Account or a Subaccount.

                         However, a Market Value Adjustment will not be applied to any Guarantee Period Value transaction effected within 30 days after the end of the applicable Guarantee Period.

VARIABLE ACCOUNT PROVISIONS

Separate Account         The variable benefits under this Certificate are
                         provided through KILICO Variable Annuity Separate
                         Account. The Separate Account is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940. It is a separate investment account maintained by Us into which a portion of Our assets has been allocated for this Certificate and may be allocated for certain other
                         Master Policies and Certificates.

Liabilities of the       The assets equal to the reserves and other liabilities
Separate Account         of the Separate Account will not be charged with
                         liabilities arising out of any other business We may conduct. We will value the assets of the Separate
                         Account on each Valuation Date.

Subaccounts              The Separate Account consists of multiple Subaccounts.
                         We may from time to time, combine or remove Subaccounts in the Separate Account and establish additional
                         Subaccounts of the Separate Account. In such event, We may permit You to select other Subaccounts under the Certificate. However, the right to select any other
                         Subaccount is limited by the terms and conditions We may impose on such transactions.

Fund Each Subaccount of the Separate Account will buy shares of a Fund or a separate series of a Fund. Each Fund is registered under the Investment Company Act of 1940 as an open-end diversified management investment company. Each series of a Fund represents a separate investment portfolio which corresponds to one of the Subaccounts of the Separate Account.

                         If We establish additional Subaccounts, each new Subaccount will invest in a new series of a Fund or in shares of another investment company. We may also substitute other investment companies.

Rights Reserved by       We reserve the right, subject to compliance with the
the Company              current law or as it may be changed in the future:

                         1. To operate the Separate Account in any form permitted under the Investment Company Act of 1940 or in any other form permitted by law;

                         2. To take any action necessary to comply with or obtain and continue any exemptions from the Investment Company Act of 1940 or to comply with any other applicable law;

                         3. To transfer any assets in any Subaccount to another Subaccount or to one or more Separate Accounts, or the General Account, or to add, combine or remove Subaccounts in the Separate Account;

                         4. To delete the shares of any of the portfolios of a Fund or any other open-end investment company and to substitute, for the fund shares held in any Subaccount, the shares of another portfolio of a Fund or the shares of another investment company or any other investment permitted by law; and

                         5. To change the way We assess charges, but not to increase the aggregate amount above that currently charged to the Separate Account and the Funds in connection with this Certificate.

                         When required by law, We will obtain Your approval of such changes and the approval of any regulatory authority.

Accumulation Unit Value  Each Subaccount has an Accumulation Unit value for each combination of charges. When Purchase Payments or other amounts are allocated to a Subaccount, a number of units are purchased based on the relevent Accumulation Unit value of the Subaccount at the end of the Valuation Period during which the allocation is made. When amounts are transferred out of or deducted from a Subaccount, units are redeemed in a similar manner.

                         The value of a Subaccount on any Valuation Date is the number of units held in the Subaccount times the relevant Accumulation Unit value on that Valuation Date.

                         An Accumulation Unit value for each subsequent Valuation Period is the relevent investment experience factor for that period multiplied by the Accumulation Unit value for the period immediately preceding. Each Valuation Period has a single Accumulation Unit Value that is applied to each day in a valuation period. The number of Accumulation Units will not change as a result of investment experience; however, adding, deleting or modifying a rider for this Certificate will result in a change in the number of accumulation units.

Investment Experience    Each Subaccount has an investment experience factor for
Factor                   each combination of charges.

                         The investment experience factor of a Subaccount for a combination of charges for a Valuation Period is determined by dividing 1. by 2. and subtracting 3. from the result, where:

                         1.  is the net result of:

                              a.  the net asset value per share of the
                                  investment held in the Subaccount determined at the end of the current Valuation Period; plus

                              b.  the per share amount of any dividend or
                                  capital gain distributions made by the
                                  investments held in the Subaccount, if the "ex-dividend" date occurs during the current Valuation Period; plus or minus

                              c. a credit or charge for any taxes reserved for the current Valuation Period which We determine resulted from the investment operations of the Subaccount;

                         2. is the net asset value per share of the investment held in the Subaccount, determined at the end of the last Valuation Period;

                         3. is the factor representing the sum of the Separate Account charges currently applicable for the number of days in the number of days in the Valuation Period.

                                                                          Page 7
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                                                                          Page 8

TRANSFER AND WITHDRAWAL PROVISION

Transfers During the     Transfers may be made among the Subaccounts, Guarantee
Accumulation Period      Periods and the Fixed Account subject to the following
                         conditions:

                         1. The minimum amount which may be transferred is $100
                            or, if smaller, the remaining value in the Fixed Account or a Subaccount or Guarantee Period.

                         2. No partial transfer will be made if the remaining
                            Certificate Value of the Fixed Account or any Subaccount or Guarantee Period will be less than $500 unless the transfer will eliminate Your interest in such account.

                         3. No transfer may be made within seven calendar days
                            of the date on which the first Annuity payment is due.

                         4. There will be a 15 calendar day waiting period
                            between transfers for any transfer in excess of 12 in a Certificate Year.

                         5. We reserve the right to assess a $10.00 charge for
                            each transfer in excess of 12 in a Certificate Year.

                         6. Any transfer from a Guarantee Period is subject to a
                            Market Value Adjustment unless the transfer is effective within thirty days after the end of the applicable Guarantee Period.

                         Any transfer request must clearly specify:

                         1. the amount which is to be transferred; and
                         2. the names of the accounts which are affected.

                         For the Fixed Account and Guarantee Period Accounts, We will transfer Purchase Payments and all related accumulation received in a given Certificate Year, in the chronological order We receive them.

                         We reserve the right at any time and without notice to any party, to terminate, suspend, or modify these transfer rights.

Withdrawals During the
Accumulation Period      During the Accumulation Period, You may withdraw all or
                         part of the Certificate Value reduced by any withdrawal charge, applicable premium taxes, and adjusted by any applicable Market Value Adjustment. The Market Value
                         Adjustment formula will be applied to the applicable portion of the total value withdrawn unless such withdrawal is effective within thirty days after the end of the applicable Guarantee Period. We must receive a written request that indicates the amount of the withdrawal from the Fixed Account and each Subaccount and Guarantee Period. You must return the Certificate to Us if You elect a total withdrawal.

                         Withdrawals are subject to these conditions:

                         1. Each withdrawal must be a least $100 or the value
                            that remains in the Fixed Account, Subaccount or Guarantee Period if smaller.

                         2. A minimum of $1,000 must remain in the account after
                            You make a withdrawal unless the account is eliminated by such withdrawal.

                         3. Withdrawal from the Subaccounts will reduce the
                            amounts in each Subaccount on a proportional basis, unless You direct Us otherwise.

Withdrawal Charges       Withdrawal charges are shown in the Certificate
                         Schedule. Withdrawal charges will be charged against Purchase Payments in the chronological order We received them. Any amount withdrawn that is not subject to a withdrawal charge will be considered a "partial free withdrawal".

                         In the event of a partial withdrawal, a "partial free withdrawal" is applied against Purchase Payments and all related accumulations in the chronological order We received such Purchase Payments even though the Purchase Payments are no longer subject to a withdrawal charge.

Transfer and Withdrawal      We will withdraw or transfer from the Fixed Account
Procedures                   or Guarantee Periods as of the Valuation Date that
                             follows the date We receive Your written or telephone transfer request. To process a withdrawal, the request must contain all required information.

                             We will redeem the necessary number of Accumulation Units to achieve the dollar amount when the withdrawal or transfer is made from a Subaccount. We will reduce the number of Accumulation Units credited in each Subaccount by the number of Accumulation Units redeemed. The reduction in the number of Accumulation Units is determined based on the Accumulation Unit value at the end of the Valuation Period when We receive the request, provided the request contains all required information. We will pay the amount within seven calendar days after the date We receive the request, except as provided below.

Deferment of Withdrawal      If the withdrawal or transfer is to be made from a
or Transfer                  Subaccount, We may suspend the right of withdrawal
                             or transfer or delay payment more than seven calendar days:

                             1. during any period when the New York Stock Exchange is closed other than customary weekend and holiday closings;

                             2. when trading in the markets normally utilized is restricted, or an emergency exists as determined by the Securities and Exchange Commission, so that disposal of investments or determination of the Accumulation Unit value is not practical; or

                             3. for such other periods as the Securities and Exchange Commission by order may permit for protection of Owners.

                             We may defer the payment of a withdrawal or transfer from the Fixed Account or Guarantee Periods, for the period permitted by law. This can never be more than six months after You send Us a written request. During the period of deferral, We will continue to credit interest, at the then current interest rate(s), to the Fixed Account Certificate Value and/or each Guarantee Period Value.

DEATH BENEFIT PROVISIONS

Amount Payable               Upon Your Death we will pay the greater of 1), 2),
Upon Death                   or 3), less Debt. We compute the Certificate Value,
                             1), at the end of the Valuation Preiod following our receipt of due proof of death and the return of this Certificate. We compute both 2) and 3) as of Your date of death.

                             1.  the Certificate Value,

                             2. the total amount of Purchase Payments less withdrawals and withdrawl charges, accumulated at 5.00% per annum to the earlier of Your 85th birthday or date of death, increased by Purchase Payments made from Your 85th birthday to the date of death and decreased by any adjustments for withdrawals and withdrawal charges from Your 85th birthday to the date of death, or

                             3. the greatest Anniversary Value immediately preceding the earlier of Your 86th birthday or date of death, increased by Purchase Payments made since the date of the greatest Anniversary Value, and decreased by any adjustments for withdrawals and withdrawal charges since that date.

                             An adjustment for withdrawal is the sum of any amount available as a dollar for dollar reduction, and a proportionate reduction. The maximum dollar for dollar reduction is 5% of the Dollar for Dollar Base, less any prior dollar for dollar withdrawals in the certificate year. The Dollar for Dollar Base is total premiums less withdrawals assessed a withdrawal charge and less any withdrawal charges. A proportionate reduction is applicable when the withdrawal and any withdrawal charges exceed the maximum dollar for dollar reduction. The proportionate reduction is the amount in (2) and/or (3), reduced by any dollar for dollar reduction, multiplied by (a) divided by (b), where:

                             (a) is the withdrawal plus any withdrawal charges
                                 reduced by any dollar for dollar reduction, and

                             (b) is the Certificate Value, adjusted by any
                                 Market Value Adjustment, reduced by any dollar for dollar reduction.

                                                                          Page 9

Payment of Death              A death benefit will be paid to the designated
Benefits During the           beneficiary upon the death of the Owner, or a
Accumulation Period           joint Owner, during the Accumulation Period. If
                              the Certificate Owner is a non-natural person, the death of an Annuitant will be considered as the death of a Owner for the purposes of this death benefit provision.

                              We will pay the death benefit to the beneficiary when We receive due proof of death. We will then have no further obligation under this Certificate.

                              The entire interest in this Certificate must be distributed within five years from the date of death unless it is applied under an Annuity Option or the spouse continues th s Certificate as described below.

                              The beneficiary may elect to have the death benefit distributed as stated in Annuity Period Provisions Option 1 for a period not to exceed the beneficiary's life expectancy; or Options 2 or 3 as described in the Annuity Period Provisions of this Certificate, based on the life expectancy of the beneficiary as prescribed by federal regulations unless You have restricted the right to make such an election. The beneficiary must make this choice within sixty days of the time We receive due proof of death, and distribution must commence within one year of the date of death.

                              If the beneficiary is not a natural person, the beneficiary must elect that the entire death benefit be distributed within five years of Your death.

                              Distribution of the death benefit must start within one year after Your death. It may start later if prescribed by federal regulations.

Spousal Continuation          If this Certificate was issued as a Nonqualified
                              Plan or an Individual Retirement Annuity ("IRA") and Your spouse is the primary beneficiary when you die, Your surviving spouse may elect to be the successor Owner of this Certificate. This is known as a Spousal Continuation. In such a case, no death benefit will be payable upon your death.

                              Upon Your death, Your surviving spouse may continue this certificate under one of the following options thereby waiving claim to the death benefit otherwise payable. Electing to continue this policy under the Spousal Continuation provision of this Certificate will affect how the expenses and benefits under this Certificate and applicable endorsements are calculated or determined.

                              Any existing riders previously issued under this Certificate, will continue in force but the benefits and coverage under the riders will be modified as result of the Spousal Continuation as described in the rider. However, the surviving spouse may elect to discontinue a rider during the thirty day period following continuance.

                              Continuation Option 1

                              If a Spousal continuation is elected under this option, the surviving spouse will continue this Certificate at its current value subject to the following:

                              A. All rights, benefits, and charges of this Certificate will be remain in-force.

                              B. Surrender charges will continue to apply to this Certificate Value and to all future Purchase Payments according to the Withdrawal Charge Table on Certificate Schedule.

                              C. Upon the death of your surviving spouse, following the date of continuance and prior to the Annuity Date, a death benefit will be paid and calculated as if s/he had been the Owner of this Certificate from the Issue Date.

                              D. This Certificate may not be continued under a subsequent Spousal Continuation.

                              E. A death benefit must be paid as outlined in this Certificate upon the death of Your surviving spouse following the date of continuance.

                    Continuation Option 2

                    If a Spousal Continuation is elected under this option, this Certificate Value will be adjusted to equal the amount otherwise payable as a death benefit under this Certificate subject to the following:

                              A. This Certificate Value will be adjusted to equal the amount of the death benefit. If the death benefit otherwise payable exceeds this Certificate Value one day prior to the date of continuance, such excess will be credited to the money market Subaccount listed in the Certificate Schedule. This amount may subsequently be transferred from the money market Subaccount to other options under the Certificate.

                              B. Upon the death of Your surviving spouse, before the Annuity Date, the amount of the death benefit payable will be determined as if: (1) this Certificate was issued on the date of continuance; and (2) this Certificate Value applied on the date of continuance resulted from our receipt of an initial purchase payment.

                              C.   Withdrawal charges will not apply to
                                   withdrawals made from this Certificate Value credited on the date of continuance. Surrender charges will apply to purchase payments and related accumulations made after the date of continuance.

                              D. This Certificate may not be continued under a subsequent Spousal Continuation. A death benefit must be paid as outlined in this Certificate upon the death of Your surviving spouse following the date of continuance.


ANNUITY PERIOD PROVISIONS

Annuity Options               You may annuitize this Certificate under one of
                              the following Annuity options:


Option 1                      We will make monthly payments for a fixed number
Fixed Installment Annuity     of installments. Payments must be made for at
                              least 5 years, but not more than 30 years.

Option 2                      We will make monthly payments while the Annuitant
Life Annuity                  is alive.

Option 3                      We will make monthly payments for a guaranteed
Life Annuity with             period and thereafter while the Annuitant is
Installments Guaranteed       alive. The guaranteed period must be selected at
                              the time the Annuity option is chosen. The guaranteed periods available are 5, 10, 15 and 20 years.

Option 4                      We will pay the full monthly income while both
Joint and                     Annuitant(s) are alive. Upon the death of either
Survivor Annuity              Annuitant, We will continue to pay a percentage of
                              the original monthly payment. The percentage payable must be selected at the time the Annuity option is chosen. The percentages available are 50%, 66 2/3% 75% and 100%.


Other Options                 We may make other Annuity options available.
                              Payments are also available on a quarterly, semi-annual or annual basis.

Election of Annuity           We must receive an election of an Annuity option
Option                        in writing. You may make an election on or before
                              the Annuity Date provided the Annuitant is alive.
                              The beneficiary may make an election when We pay the death benefit unless You have restricted the beneficiary's right to make such an election.

                              A subsequent change of beneficiary, or an assignment of this Certificate will revoke an election unless the assignment provider otherwise.

                              Upon election of an Annuity option, We agree to pay the Payee on the payment due dates as stated in specifications page of the supplementary agreement. An option cannot be changed after the first Annuity payment is made. If the total Certificate Value is applied under one of the Annuity options, this Certificate must be surrendered to Us.

                              If an Annuity option is not elected by the Annuity Date, an Annuity will be paid under Option 3 for a guaranteed period of ten years and for as long thereafter as the Annuitant is alive.


Annuitization Charge          A withdrawal charge shall be applied as shown in
                              the Certificate Schedule after application of any applicable Market Value Adjustment. The annuitization charge is waived when the Owner elects an Annuity option which provides either an income benefit period of ten years or more or a benefit under which payment is contingent on the life of the Annuitant(s).


Electing a Fixed or Variable  If, on the seventh calendar day before the first
Annuity Option                Annuity payment due date, all the Certificate
                              Value is allocated to the Fixed Account or Guarantee Periods, the Annuity will be paid as a Fixed Annuity. If all of the Certificate Value on such date is allocated to the Separate Account, the Annuity will be paid as a Variable Annuity.

                              If the Certificate Value on such date is allocated to a combination of the Fixed Account, Guarantee Periods and Subaccounts, then the Annuity will be paid as a combination of a Fixed and a Variable Annuity. A Fixed and Variable Annuity payment will reflect the investment performance of the Subaccounts in accordance with the allocation of the Certificate Values existing on such date. Allocations will not be changed thereafter, except as provided in the Transfers During The Annuity Period provision of the Certificate.

                              Payments for all options are derived from the applicable tables. Current Annuity rates will be used if they produce greater payments than those quoted in the Certificate. The Age in the tables is the Age of the Annuitant on the last birthday before the first payment is due. We reserve the right to deduct one year from the Age for each 10 calendar years that have elapsed since the year 2000.

                              The option selected must result in a payment that is at least equal to Our minimum payment, according to Our rules, at the time the Annuity option is chosen. If at any time the payments are less than the minimum payment, We have the right to increase the period between payments to quarterly, semi-annual or annual so that the payment is at least equal to the minimum payment or to make payment in one lump sum.

Fixed Annuity                 The Fixed Account Certificate Value plus the
                              Accumulated Guarantee Period Values adjusted for any applicable Market Value Adjustment, on the first day preceding the date on which the first
                              Annuity payment is due, is first reduced by any annuitization charge, charges for other benefits, Records Maintenance Charge, and premium taxes that apply. The value that remains will be used to determine the Fixed Annuity monthly payment in accordance with the Annuity option selected.

Variable Annuity              The Separate Account Certificate Value, at the end
                              of the Valuation Period preceding the Valuation
                              Period that includes the date on which the first
                              Annuity payment is due, is first reduced by any annuitization charge, Records Maintenance Charge, charges for other benefits, and premium taxes that apply. The value that remains is used to determine the first monthly Annuity payment. The first monthly Annuity payment is based on the guaranteed
                              Annuity option shown in the Annuity Option Table.
                              You may elect any option available.

                     The dollar amount of subsequent payments may increase or decrease depending on the investment experience of each Subaccount. The number of Annuity Units per payment will remain fixed for each Subaccount unless a transfer is made. If a transfer is made, the number of Annuity Units per payment will change. Some Annuity options provide for a reduction in the income level upon the death of an Annuitant, which will reduce the number of Annuity units.

                     At the time of Annuitization the Owner may elect a guaranteed minimum option, which guarantees that the installments will never go below the initial installment. An additional charge will be applied as stated in the Certificate Schedule.

                     The number of Annuity Units for each Subaccount is calculated by dividing a. by b. Where:

                     a. is the amount of the monthly payment that can be attributed to that Subaccount; and
                     b. is the Annuity Unit Value for that Subaccount at the end of the Valuation Period.
                          The Valuation Period includes the date in which the payment is made.

                     Monthly Annuity payments, after the first payment, are calculated by summing up, for each Subaccount, the product of a. times b. where:

                     a. is the number of Annuity Units per payment in each Subaccount; and

                     b. is the Annuity Unit Value for that Subaccount at the end of the Valuation Period.
                          The Valuation Period includes the date on which the payment is made.

                     After the first payment, We guarantee that the dollar amount of each Annuity payment will not be affected adversely by actual expenses or changes in mortality experience from the expense and mortality assumptions on which We based the first payment.

Annuity Unit Value   The value of an Annuity Unit for each Subaccount at the end of any subsequent Valuation Period is determined by multiplying the result of a. times b. by c. where:

                     a. is the Annuity Unit Value for the immediately preceding Valuation Period; and

                     b. is the net investment factor for the Valuation Period for which the Annuity Unit Value is being calculated; and

                     c. is the interest factor of .99993235 per calendar day of such subsequent Valuation Period to offset the effect of the assumed rate of 2.50% per year used in the Annuity Option Table. A different interest rate factor will be used if an assumed rate other than 2.50% is used in the Annuity Option Table.

                     The net investment factor for each Subaccount for any Valuation Period is determined by dividing a. by b. where:

                     a. is the value of an Annuity Unit of the applicable Subaccount as of the end of the current Valuation Period plus or minus the per share charge or credit for taxes reserved; and

                     b. is the value of an Annuity Unit of the applicable Subaccount as of the end of the immediately preceding Valuation Period, plus or minus the per share charge or credit for taxes reserved.

Basis of Annuity Options      The guaranteed monthly payments are based on an
                              interest rate of 2.50% per year and, where mortality is involved, the A2000 Table developed by the Society of Actuaries. We may also make available Variable Annuity payment options based on assumed investment rates other than 2.50%.

                              The amount of each payment for purposes of determining the present value of any variable installments will be determined by applying the Annuity Unit Value next determined following Our receipt of due proof of death.

Transfers During the          During the Annuity Period, You may: convert Fixed
Annuity Period                Annuity payments to Variable Annuity payments;
                              convert Variable Annuity payments to Fixed Annuity payments; or, have Variable Annuity payments reflect the investment experience of other
                              Subaccounts. A transfer may be made, subject to the following:

                              1. You must send Us a written notice in a form satisfactory to Us.
                              2. Transfers to a Subaccount are prohibited during the first year of the Annuity Period; subsequent transfers are limited to one per year.
                              3.  All interest in a Subaccount must be
                                  transferred.
                              4.  If We receive notice of transfer to a
                                  Subaccount more than seven (7) days before an Annuity payment date, the transfer is effective during the Valuation Period after date We receive the notice.
                              5.  If We receive notice of transfer to a
                                  Subaccount less than seven (7) days before an Annuity payment date, the transfer is effective at the end of the Valuation Date after the Annuity payment date.
                              6. Transfers to the Fixed Account are available only on an anniversary of the first Annuity Date. We must receive notice at least thirty
                                  (30) days prior to the anniversary.

Transfers Between             When a transfer is made between Subaccounts, the
Subaccounts                   number of Annuity Units per payments attributable
                              to a Subaccount to which transfer is made is equal to a. multiplied by b. divided by c., where:

                              a. is the number of Annuity Units per payment in the Subaccount from which transfer is being made;
                              b.  is the Annuity Unit Value for the Subaccount
                                  from which the transfer is being made;
                              c.  is the Annuity Unit Value for the Subaccount
                                  to which transfer is being made.

Transfer From The             When a transfer is made from the Fixed Account to
Fixed Account                 a Subaccount, the number of Annuity Units per
                              payment attributable to a Subaccount to which transfer is made is equal to a. divided by b. then divided by c. where:

                              a. is the Fixed Account Annuity value being transferred;
                              b. is the Annuity Unit Value for the Subaccount to which transfer is being made; and
                              c. is the present value of $1.00 per payment period using the Age(s) of the Annuitant(s) and any remaining payments that may be due at the time of the transfer.

                              The Fixed Account Annuity value equals the present value of the remaining Fixed Annuity payments using the same interest and mortality basis used to calculate the Fixed Annuity payments.

Transfers to the              The amount of money allocated to the Fixed Account
Fixed Account                 in case of a transfer from a Subaccount equals the
                              Annuity reserve for Your interest in such Subaccount. The Annuity reserve is the product of
                              a. multiplied by b. multiplied by c. where:

                              a. is the number of Annuity Units representing the Annuitant's interest in such Subaccount per Annuity payment;

                              b. is the Annuity Unit Value for such Subaccount; and

                              c. is the present value of $1.00 per payment period using the attained Age(s) of Annuitant(s) and any remaining payments that may be due at the time of the transfer.

                              Money allocated to the Fixed Account upon such transfer will be applied under the same Annuity option as originally elected.

                              All amounts and Annuity Unit Values are determined as of the end of the Valuation Period preceding the effective date of transfer.

                              We reserve the right at any time and without notice to any part to terminate, suspend or modify these transfer privileges.

Payment of Death Benefits     If an Annuitant dies after the Annuity Date, the
During The Annuity Period     death benefit, if any, will depend on the Annuity
                              Option in effect.


Commutability                 For annuitizations under the Fixed and Variable
                              Annuity options. You may elect partial lump sum payments during the annuity period.

                              Lump sum payments are available only during the period certain applicable under the payout option You elected; for example, lump sum payments can be elected only during the 5, 10, 15, 20, or 25 years certain period that applies to the payout.

                              Lump sum payments are available once in each calendar year and may not be elected until one year after annuitization has started.

                              You may elect to receive a partial lump sum payment of the present value of the remaining payments in the period certain subject to the restrictions described below. If a partial lump sum payment is elected, the remaining payments in the period certain will be reduced based on the ratio of the amount of the partial withdrawal to the amount of the present value of the remaining installments in the period certain prior to the withdrawal. If the Annuitant is still living after the period certain is over, the Payee will begin receiving the original annuitization payment amount again.

                              Each time that a partial lump sum payment is made, we will determine the percentage that the payment represents of the present value of the remaining installments in the period certain. For Non-Qualified Certificates, the sum of these percentages over the life of the Certificate cannot exceed 75%. For Certificates issued under a Qualified Plan, partial lump sum payments of up to 100% of the present value of the remaining installments in the period certain may be made.

                              In determining the amount of the lump sum payment that is available, the present value of the remaining installments in the period certain will be calculated based on the applicable interest rate plus an interest rate adjustment factor. The applicable interest rate is the rate used to determine the initial payment. The interest rate adjustment is equal to the following:

ANNUITY PERIOD PROVISIONS (continued)
                              Number of years remaining                                          Interest Rate
                              in the period certain                                                 Adjustment

                              15 or more years   .............................................           1.00%
                              10-14 years        .............................................           1.50%
                              less than 10 years .............................................           2.00%


                              The amount of each payment for purposes of determining the present value of any variable installments will be the payment next scheduled after the request for commutation is received.

                              The terms for the commutability of an Annuity option under any Certificate rider are specified in the rider.


Disbursement Upon Death       When the Annuitant dies, we will automatically continue any unpaid installments
of Annuitant: Under Options   for the remainder of the elected period under Option 1 or Option 3 to the
1 or 3                        Beneficiary. However, if the Beneficiary so elects, We will pay a commuted value of the remaining payments. In determining the commuted value, the present value of the remaining payments in the period certain will be calculated based on the applicable interest rate plus an interest rate adjustment factor. The interest rate adjustment factor is equal to the following:

                              Number of years remaining                                          Interest Rate
                              in the period certain                                                 Adjustment

                              15 or more years   .............................................           1.00%
                              10-14 years        .............................................           1.50%
                              less than 10 years .............................................           2.00%

                              The amount of each payment for purposes of determining the present value of any variable instalments will be determined by applying the Annuity Unit Value next determined following Our receipt of due proof of death.


Supplementary Agreement       A supplementary agreement will be issued to reflect payments that will be made under a settlement option. If payment is made as a death benefit distribution, the effective date will be the date of death. Otherwise, the effective date will be the date chosen by the Owner.

Date of First Payment         Interest, under an option, will start to accrue on the effective date of the supplementary agreement. The supplementary agreement will provide details on the payments to be made.

Evidence of Age, Sex          We may require satisfactory evidence of the Age, sex and the continued survival
and Survival                  of any person on whose life the income is based.

Misstatement of Age           If the Age or sex of the Annuitant has been misstated, the amount payable
or Sex                        under the Certificate will be such as the Purchase Payments sent to Us would have purchased at the correct Age or sex. Interest not to exceed 6% compounded each year will be charged to any overpayment or credited to any underpayment against future payments We may make under the Certificate.
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GROUP FLEXIBLE PREMIUM MODIFIED GUARANTEED, FIXED AND VARIABLE DEFERRED ANNUITY
CERTIFICATE

NON-PARTICIPATING

BENEFITS, PAYMENTS AND VALUES PROVIDED BY THE CERTIFICATE, WHEN BASED UPON THE
INVESTMENT EXPERIENCE OF THE SUBACCOUNTS, ARE VARIABLE AND ARE NOT GUARANTEED AS
TO DOLLAR AMOUNT. REFER TO THE VARIABLE ACCOUNT AND ANNUITY PERIOD PROVISIONS
FOR A DETERMINATION OF ANY VARIABLE BENEFITS.

BENEFITS, PAYMENTS AND VALUES PROVIDED BY THE CERTIFICATE, WHEN BASED ON
GUARANTEE PERIOD VALUES, MAY INCREASE OR DECREASE IN ACCORDANCE WITH THE MARKET
VALUE ADJUSTMENT FORMULA STATED IN THE CERTIFICATE SCHEDULE.

READ YOUR CERTIFICATE CAREFULLY

Kemper Investors Life Insurance Company
A Stock Life Insurance Company
1 Kemper Drive, Long Grove, Illinois 60049-0001